Vertiv Declares Quarterly Dividend
COLUMBUS, Ohio, November 14, 2025 – Vertiv Holdings Co (NYSE: VRT), a global leader in critical digital infrastructure, today announced that its Board of Directors has raised its regular annual cash dividend by 67% from $0.15 to $0.25 per share, to be declared and paid quarterly, reflecting the company’s strong financial performance and cash flow. The increase will be effective starting with the fourth-quarter cash dividend of $0.0625 per share of Class A common stock, which was declared by the Board of Directors November 13, 2025, and is payable on December 18, 2025, to shareholders of record of Class A common stock at the close of business on November 25, 2025.
About Vertiv Holdings Co
Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to enable its customers’ vital applications to run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Westerville, Ohio, USA, Vertiv does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com.

Category: Financial News

For investor inquiries, please contact:
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Vertiv
E: lynne.maxeiner@vertiv.com
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SOURCE Vertiv Holdings Co